Exhibit 10.13

FIRST AMENDMENT TO
LEASE AND SECURITY AGREEMENT
(Heritage Club)

THIS FIRST AMENDMENT TO LEASE AND SECURITY AGREEMENT (Heritage Club) (the “Amendment”) is entered into as of June 30, 2005 by and among NHP HERITAGE CLUB, LLC, a Colorado limited liability company (“Landlord”), ARC HERITAGE CLUB, INC., a Tennessee corporation (“Tenant”), and AMERICAN RETIREMENT CORPORATION, a Tennessee corporation (“Guarantor”).

R E C I T A L S

A. Landlord and Tenant have entered into: (i) that certain Lease and Security Agreement (Heritage Club) dated as of July 1, 2003 (the “Original Lease”); and (ii) that certain Letter of Credit Agreement dated as of July 1, 2003 (the “LC Agreement”). Additionally, Guarantor has executed that certain Guaranty of Lease and Security Agreement and Letter of Credit Agreement dated as of July 1, 2003 (the “Guaranty”). Initially capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Original Lease. The Original Lease, as amended, modified and revised by this Amendment, may be hereinafter referred to as the “Lease” herein.

B. Certain Affiliates of Landlord, as landlord (collectively, “Pool 1 Landlord”), and certain Affiliates of Tenant, as tenant (collectively “Pool 1 Tenant”), have entered into that certain Master Lease and Security Agreement (Pool 1) dated as of July 9, 2002, as amended by (i) that certain First Amendment to Master Lease and Security Agreement (Pool 1) dated to be effective as of July 9, 2002, (ii) that certain Second Amendment to Master Lease and Security Agreement (Pool 1) dated as of July 1, 2003, (iii) that certain Third Amendment to Master Lease and Security Agreement (Pool 1) dated as of July 7, 2004, and (iv) that certain Fourth Amendment to Master Lease and Security Agreement (Pool 1) of even date herewith (the “Pool 1 Fourth Amendment”) (the “Pool 1 Lease”).

C. Certain Affiliates of Landlord, as landlord (collectively, “Pool 2 Landlord”) and certain Affiliates of Tenant, as tenant (collectively, “Pool 2 Tenant”), have entered into that certain Master Lease and Security Agreement (Pool 2) dated as of July 9, 2002, as amended by (i) that certain First Amendment to Master Lease and Security Agreement (Pool 2) dated to be effective as of July 9, 2002, (ii) that certain Second Amendment to Master Lease and Security Agreement (Pool 2) dated as of July 1, 2003, and (iii) that certain Third Amendment to Master Lease and Security Agreement (Pool 2) of even date herewith (the “Pool 2 Third Amendment”) (the “Pool 2 Lease”).

D. Landlord and Tenant desire to amend and modify the Original Lease, as more particularly described herein, to address certain matters related to the Pool 1 Fourth Amendment and the Pool 2 Third Amendment.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing Recitals, which by this reference are incorporated herein, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Amendment to Original Lease. The Original Lease is amended, modified and revised as follows:

(a) Section 4.10 of the Original Lease is hereby deleted in its entirety and the following substituted therefor:

“4.10 Reimbursement of Landlord’s Insurance Costs. During any Lease Year or portion thereof in which Tenant is not in compliance with the other provisions of this Section 4, Tenant shall reimburse Landlord, within ten (10) days of Landlord’s demand therefor, for the costs of the premiums of the general liability and environmental insurance policies maintained by Landlord, or contributions to self-insurance in lieu thereof, in connection with the Premises, which amount shall not exceed in any Lease Year the amount of One Hundred Thousand Dollars ($100,000) when aggregated with such amounts as may be due under the Pool 1 Lease and the Pool 2 Lease, as adjusted at the end of each Lease Year for increases in the CPI since July 1, 2005. Tenant shall have no right to receive any proceeds or other benefits from any such insurance. The foregoing shall not in any way imply that Landlord shall, or impose any duty on Landlord to: (a) waive any Event of Default that may arise as a result of Tenant’s failure to comply with the other provisions of this Section 4, or (b) obtain or maintain any such general liability or environmental insurance with respect to the Premises.”

(b) The following is hereby added to and incorporated into the Original Lease as Section 5.9 thereof:

“5.9 Capital Improvements. Commencing upon the first release of any Security Deposit and Collateral pursuant to Section 11.3 (the “CapEx Reserve Commencement Date”), Tenant, Pool 1 Tenant and Pool 2 Tenant shall make, in the aggregate, annual expenditures for capital improvements to the Facility, the “Facilities” (as defined in the Pool 1 Lease) and the “Facilities” (as defined in the Pool 2 Lease) equal to one and three-fourths percent (1.75%) of the “Gross Revenues”, as calculated in the aggregate under this Lease, the Pool 1 Lease and the Pool 2 Lease (the “Aggregate Gross Revenues”), for the applicable “Lease Year” under this Lease, the Pool 1 Lease and/or the Pool 2 Lease, as applicable, or the applicable portion thereof in the case of the first “Lease Year” hereunder or thereunder in which this obligation commences (the “Required Tenant Capital Expenditures”). Concurrently with each payment of Additional Rent due on October 1, January 1, April 1 and July 1 of each Lease Year after the CapEx Reserve Commencement Date, Tenant shall deliver to Landlord in a form mutually agreed upon by Landlord and Tenant, a certificate, certified by an officer of Tenant, setting forth the actual year-to-date expenditures for capital improvements to the Facility, the “Facilities” (as defined in the Pool 1 Lease) and the “Facilities” (as defined in the Pool 2 Lease) made by Tenant, Pool 1 Tenant and Pool 2 Tenant as of the end of the applicable quarter. If such actual year-to-date expenditures for capital improvements are less than one and three-fourths percent (1.75%) of year-to-date Aggregate Gross Revenues for such “Lease Year” under this Lease, the Pool 1 Lease and/or the Pool 2 Lease, as applicable, or such applicable portion thereof in the case of the first “Lease Year” hereunder or thereunder in which this obligation commences, Tenant, Pool 1 Tenant Pool 2 Tenant shall, in the aggregate, deposit with Landlord, Pool 1 Landlord and Pool 2 Landlord an amount equal to such deficiency, and such funds (the “CapEx Funds”) shall be impounded with Landlord, Pool 1 Landlord and Pool 2 Landlord, in the aggregate, in accordance with Section 5.10 of this Lease, the Pool 1 Lease and the Pool 2 Lease. Each and every capital improvement funded by Tenant, Pool 1 Tenant and Pool 2 Tenant in accordance with this Section 5.9 or with use of CapEx Funds, as provided under Section 5.10 of this Lease, the Pool 1 Lease and the Pool 2 Lease, shall immediately become a part of the Premises, the “Premises” (as defined in the Pool 1 Lease) or the “Premises” (as defined in the Pool 2 Lease), as the case may be, and shall belong to Landlord, Pool 1 Landlord or Pool 2 Landlord, as the case may be, subject to the terms and conditions of this Lease, the Pool 1 Lease or the Pool 2 Lease, as applicable. Notwithstanding the foregoing, if, at any time after the CapEx Reserve Commencement Date, the Security Deposit and Collateral is restored to one hundred percent (100%) of its original requirement under this Lease, the Pool 1 Lease and the Pool 2 Lease in accordance with the provisions of Section 11.3 under this Lease, the Pool 1 Lease and the Pool 2 Lease, the obligations under Section 5.9 of this Lease, the Pool 1 Lease and the Pool 2 Lease shall be suspended until any Security Deposit and Collateral is thereafter released under this Lease, the Pool 1 Lease and/or the Pool 2 Lease in accordance with such Section 11.3.

(c) The following is hereby added to and incorporated into the Original Lease as Section 5.10 thereof:

“5.10 CapEx Funds. Any CapEx Funds shall be held by Landlord, Pool 1 Landlord and Pool 2 Landlord and shall be applied for the purposes of making capital improvements to the Facility, the “Facilities” (as defined in the Pool 1 Lease) and/or the “Facilities” (as defined in the Pool 2 Lease) (the “CapEx Reserve”). From time to time, but not more often than twice in any calendar month and provided that no Event of Default is then continuing, Landlord, Pool 1 Landlord and/or Pool 2 Landlord, as the case may be, will disburse to Tenant, Pool 1 Tenant and/or Pool 2 Tenant amounts from the CapEx Reserve, subject to the following conditions: (A) the costs incurred by Tenant, Pool 1 Tenant and/or Pool 2 Tenant, as the case may be, shall be for the purposes of making capital improvements to the Facility, the “Facilities” (as defined in the Pool 1 Lease) and/or the “Facilities” (as defined in the Pool 2 Lease); and (B) the request for disbursement shall be accompanied with such invoices or purchase orders evidencing the expenditure by Tenant, Pool 1 Tenant and/or Pool 2 Tenant, as the case may be, as Landlord, Pool 1 Landlord or Pool 2 Landlord, as applicable, may reasonably require. Landlord, Pool 1 Landlord and/or Pool 2 Landlord, as the case may be, shall make the reimbursements to Tenant, Pool 1 Tenant and Pool 2 Tenant, as applicable, required hereunder within fourteen (14) days after satisfaction of all conditions to such disbursement. Upon reasonable advance request, Landlord, Pool 1 Landlord and/or Pool 2 Landlord, as the case may be, may require Tenant, Pool 1 Tenant and/or Pool 2 Tenant, as applicable, to procure mechanic’s lien waivers, in form and substance reasonably satisfactory to Landlord, Pool 1 Landlord and/or Pool 2 Landlord, as the case may be, (if such waivers are then available in the applicable State in which the subject “Facility” is located), in connection with any capital improvements in excess of One Hundred Thousand Dollars ($100,000). Any amount remaining in the CapEx Reserve at the expiration of the “Term” (as such term is defined hereunder, under the Pool 1 Lease and under the Pool 2 Lease) under all of this Lease, the Pool 1 Lease and the Pool 2 Lease, and/or the earlier termination hereof or thereof, shall be retained by Landlord, Pool 1 Landlord or Pool 2 Landlord, as the case may be, as additional or supplemental “Total Rent” (as such term is defined hereunder, under the Pool 1 Lease and under the Pool 2 Lease) hereunder or thereunder.”

(d) The following is hereby added to and incorporated into the Original Lease as Section 9.7 thereof:

“9.7 Financial Covenants Calculations. Within forty-five (45) days of the end of each of the first three quarters of the fiscal year of Guarantor and Tenant, and within ninety (90) days of the end of the fiscal year of Guarantor and Tenant, Tenant shall deliver to Landlord the calculations of the “Rent Coverage Ratio”, the “Fixed Charge Coverage Ratio” and “Book Net Worth” (all as defined in Section 11.3), together with all necessary support documentation with respect to such calculations as reasonably required by Landlord, and accompanied by an Officer’s Certificate (collectively, the “Financial Covenants Calculations”).”

(e) The following is hereby added to and incorporated into the Original Lease as Section 11.3 thereof:

“11.3 Security Deposit and Collateral Release. Provided the threshold Financial Covenants (as hereinafter defined) set forth below with respect to a particular Level (i.e., Level 1, Level 2, Level 3 or Level 4) have been met, the amount of the original Security Deposit and Collateral required hereunder shall be released in twenty-five percent (25%) increments, as set forth below, for any fiscal quarter in which the threshold Financial Covenants pertaining to a particular Level have been satisfied; provided however, that if, at any time after the release of any Security Deposit and Collateral at a particular Level, the requisite threshold of Financial Covenants pertaining to such Level is not maintained, as evidenced by the most recent Financial Covenants Calculations, then the Security Deposit and Collateral shall be restored by Tenant, Pool 1 Tenant and Pool 2 Tenant, within thirty (30) days of the delivery of the Financial Covenants Calculations to Landlord, to the amount that was held by Landlord, Pool 1 Landlord and Pool 2 Landlord prior to any release of the Security Deposit and Collateral in accordance with such Level until such future time, if any, that the applicable threshold Financial Covenants pertaining to such Level are once again satisfied. The “Financial Covenants” shall mean the satisfaction of all of the following with respect to any particular Level release threshold:

Level	Threshold Rent Coverage Ratio	Threshold Fixed Charge Coverage Ratio	Threshold Book Net Worth	% of Original Security Deposit and Collateral required hereunder to be released
1 2 3 4	1.25x 1.35x 1.40x 1.45x	1.35x 1.35x 1.40x 1.40x	$100 Million $100 Million $100 Million $100 Million	25% 50% 75% 100%

Upon the exercise by Tenant of any Renewal Term in accordance with Section 1.2 of this Lease, Tenant shall increase the amount of the Security Deposit and Collateral to the amount required by Section 1.2.3 of this Lease, and such amount shall thereafter be deemed to be the “original Security Deposit and Collateral” required under the Lease; provided, however, that Landlord shall immediately release to Tenant (or excuse Tenant from depositing with Landlord) that portion of the new amount that would have theretofore been released if the increased “original Security Deposit and Collateral” amount had initially been the “original Security Deposit and Collateral” amount required under such Section 1.2.3.

As used herein, (i) “Rent Coverage Ratio” shall mean, as of the end of any fiscal quarter of Tenant, Pool 1 Tenant and Pool 2 Tenant, the ratio of (A) “Portfolio EBITDAR-X” to (B) “Portfolio Rent Expense” with use of the following defined terms:

“Portfolio EBITDAR-X” shall be calculated as (a) the trailing six (6)-month Portfolio EBITDARM minus (b) an amount equal to six percent (6%) of the trailing six (6)-month Portfolio Gross Revenues;

“Portfolio EBITDARM” shall mean, as of the end of any fiscal quarter, the aggregate net income of Tenant, Pool 1 Tenant and Pool 2 Tenant for such trailing six (6)-month period to the extent derived from the collective operation of the Premises as defined herein, the “Premises” as defined under the Pool 1 Lease (the “Pool 1 Premises”) and the “Premises” as defined under the Pool 2 Lease (the “Pool 2 Premises”), adjusted to add thereto, to the extent allocable to the Premises, the Pool 1 Premises or the Pool 2 Premises, as applicable, without duplication, (a) interest expense, (b) income tax expense, (c) depreciation and amortization expense, (d) rental expense, and (e) management fee expenses, in each case determined in accordance with GAAP;

“Portfolio Gross Revenues” shall mean, as of the end of any fiscal quarter, the aggregate amount of “Gross Revenues” as defined in the Pool 1 Lease and/or the Pool 2 Lease with respect to the Premises, the “Gross Revenues” as defined in the Pool 1 Lease with respect to the Pool 1 Premises and the “Gross Revenues” as defined in the Pool 2 Lease with respect to the Pool 2 Premises, in each case, for the trailing six (6)-month period;

“Portfolio Rent Expense” shall mean, as of the end of any fiscal quarter, the aggregate amount of “Total Rent” (as defined herein or therein) payable by Tenant under this Lease, by Pool 1 Tenant under the Pool 1 Lease and by Pool 2 Tenant under the Pool 2 Lease, in each case, during the trailing six (6)-month period.

(ii)“Fixed Charge Coverage Ratio” shall mean, as of the end of any fiscal quarter of Guarantor, the ratio of (A) “Portfolio EBITDAR” to (B) “Portfolio Fixed Charges” with use of the following defined terms:

“Portfolio EBITDAR” shall mean, as of the end of any fiscal quarter of Guarantor, the aggregate net income of Guarantor and its subsidiaries, as determined in accordance with GAAP on a consolidated basis, during the trailing six (6)-month period, adjusted to add thereto, without duplication, (a) interest expense, (b) income tax expense, (c) depreciation and amortization expense, and (d) rental expense, as determined in accordance with GAAP on a consolidated basis, during such trailing six (6)-month period, and as further adjusted to add thereto or subtract therefrom (I) any gains or losses arising from the sale of assets or (II) any items of income or expense which are deemed to be “extraordinary” in accordance with GAAP, and any other non-cash, non-recurring charges and expenses. As used herein, “non-recurring charges and expenses” means expenditures or charges that (i) have not been incurred within the prior two years, and (ii) are not reasonably likely to recur within the subsequent two year period.

“Portfolio Fixed Charges” shall mean, as of the end of any fiscal quarter of Guarantor, the sum of (a) all net lease expenses, (b) all interest expenses (including the interest component of rentals under capitalized leases), exclusive of prepayment fees or one-time loan fees or similar expenses, (c) all scheduled principal amortization payments under indebtedness or capitalized leases, exclusive of balloon payments due on maturity or expiration, as applicable, (d) all dividends paid on preferred stock, and (e) all mandatory distributions of earnings to shareholders, for Guarantor and its subsidiaries, as determined on a consolidated basis in accordance with GAAP, during the trailing six (6)-month period.

(iii) “Book Net Worth” shall mean, as of the end of any fiscal quarter of Guarantor, as determined on a consolidated basis in accordance with GAAP with respect to Guarantor and its subsidiaries, (a) the total assets of such parties, minus (b) the total liabilities of such parties.

2. Reaffirmation of Obligations.

(a) Notwithstanding the modifications to the Original Lease contained herein, Tenant and Landlord each hereby acknowledges and reaffirms its obligations under the Lease and all other documents executed by such party in connection therewith.

(b) Notwithstanding the modifications to the Original Lease contained herein, Guarantor hereby acknowledges and reaffirms its obligations under the Guaranty and all documents executed by Guarantor in connection therewith, and further agrees that any reference made in the Guaranty to the Original Lease or any terms or conditions contained therein, shall mean such Original Lease or such terms or conditions as modified by this Amendment.

3. Interpretation; Governing Law. This Amendment shall be construed as a whole and in accordance with its fair meaning. Headings are for convenience only and shall not be used in construing meaning. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California without regard to rules concerning the choice of law.

4. Further Instruments. Each party will, whenever and as often as it shall be reasonably requested so to do by another party, cause to be executed, acknowledged or delivered, any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Amendment.

5. Incorporation of Recitals. The Recitals to this Amendment are incorporated hereby by reference.

6. Counterparts. This Amendment may be executed in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

7. Attorneys' Fees. In the event of any dispute or litigation concerning the enforcement, validity or interpretation of this Amendment, or any part thereof, the losing party shall pay all costs, charges, fees and expenses (including reasonable attorneys' fees) paid or incurred by the prevailing party, regardless of whether any action or proceeding is initiated relative to such dispute and regardless of whether any such litigation is prosecuted to judgment.

8. Effect of Amendment. Except as specifically amended pursuant to the terms of this Amendment, the terms and conditions of the Original Lease shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Amendment and any terms of the Original Lease, the terms of this Amendment shall govern and prevail.

9.Costs; Expenses. All costs and expenses incurred by Tenant or Landlord with respect to the preparation, negotiation and execution of this Amendment and all other documentation related to this Amendment shall be paid by Tenant. To the extent Landlord pays any such costs or expenses, Tenant shall reimburse Landlord for such costs and expenses immediately upon Landlord’s demand therefor.

10.Entire Agreement. This Amendment contains the entire agreement between the parties relating to the subject matters contained herein. Any oral representations or statements concerning the subject matters herein shall be of no force or effect.

[signatures on the following pages]

THE FOREGOING AMENDMENT
IS CONSENTED TO BY THE
UNDERSIGNED

RED MORTGAGE CAPITAL, INC.,
an Ohio corporation

By: ___________________________
Name: _________________________
Title: __________________________

TENANT:

ARC HERITAGE CLUB, INC.
a Tennessee corporation

By: ___________________________
Name: _________________________
Title: __________________________

GUARANTOR:

AMERICAN RETIREMENT CORPORATION,
a Tennessee corporation

By: ___________________________
Name: _________________________
Title: __________________________

LANDLORD:

NHP HERITAGE CLUB, LLC,
a Colorado limited liability company

By: ___________________________
       Donald D. Bradley
       Senior Vice President and Chief Investment Officer

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